Exhibit 99.1

News
Release

SGI Reports Fourth-Quarter And Fiscal Year Results

MOUNTAIN VIEW, Calif. (July 24, 2003) — SGI (NYSE: SGI) today announced results for its fourth fiscal quarter and fiscal year 2003, which ended June 27, 2003. Revenue for the fourth quarter was $240 million, compared with $217 million in the preceding quarter. Gross margin increased to 40.3% from 37.1% in the previous quarter.

GAAP operating expenses for the fourth quarter were $131 million, including $12.6 million in restructuring and non-cash impairment charges, compared with $128 million for the previous quarter. SGI’s fourth-quarter net loss on a GAAP basis was $36.6 million or $0.18 per share compared with $35 million or $0.17 per share from the third quarter. These results are consistent with the preliminary results announced on July 10, 2003.

“Our fiscal year 2003 was a challenge. Although we have seen a sequential increase in our Q4 revenues and gross margin, we still need to take aggressive steps to reduce costs and to drive revenue from our new line of products,” said Bob Bishop, chairman and chief executive officer of SGI.

As of June 27, 2003, unrestricted cash, cash equivalents and marketable investments were $141 million, which was unchanged from the previous quarter.

Revenue for full fiscal year 2003 was $962 million, compared with $1.3 billion from fiscal year 2002. Net loss for the year was $130 million or $0.64 per share, compared with $46 million or $0.24 per share from the previous year.

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SGI Reports Fourth Quarter and Fiscal Year Results/Page 2

SGI will conduct a conference call today at 2 p.m. PDT to provide additional details. The dial-in number is (888) 208-1824 (no passcode required) and the webcast site is www.sgi.com. An audio replay of this call will be available after 5 p.m. PDT today at (719) 457-2649 (reference passcode 745390) for seven days. All links to the archived webcast and audio replay are available at www.sgi.com/company_info/investors/. International investors can dial (888) 203-1112 (no passcode required). International replay is (719) 457-0820 (reference passcode 745390).

About SGI
SGI, also known as Silicon Graphics, Inc., is the world’s leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. SGI was named on FORTUNE magazine’s 2003 list of “Top 100 Companies to Work For.” With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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Silicon Graphics, SGI and the SGI logo are registered trademarks of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 27, 2003	June 28, 2002

ASSETS

Current assets:
Cash and cash equivalents	$140,836	$213,302
Short-term marketable investments	440	4,878
Short-term restricted investments	35,298	43,506
Accounts receivable, net	133,166	193,992
Inventories	71,426	109,410
Prepaid expenses and other current assets	51,727	66,525

Total current assets	432,893	631,613

Restricted investments	1,430	1,183

Net property and equipment	108,062	160,282

Other assets	107,469	117,041

	$649,854	$910,119

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$76,507	$92,326
Accrued compensation	38,916	46,734
Income taxes payable	22,666	10,369
Other current liabilities	157,545	219,236
Deferred revenue	149,434	168,283

Total current liabilities	445,068	536,948

Long-term debt	291,956	308,631
Other liabilities	91,385	119,181

Total liabilities	828,409	964,760

Total stockholders' deficit	(178,555)	(54,641)

	$649,854	$910,119

SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002

Product and other revenue	$144,126	$171,718	$547,719	$856,719
Service revenue	96,039	112,783	414,029	484,666

Total revenue	240,165	284,501	961,748	1,341,385

Costs and expenses:
Cost of product and other revenue	86,711	98,961	333,245	464,405
Cost of service revenue	56,640	68,331	239,569	306,007
Research and development	40,463	44,087	170,937	176,893
Selling, general and administrative	78,250	95,430	319,360	450,365
Other operating expense, net (1)	12,585	1,929	30,046	44,476

Total costs and expenses	274,649	308,738	1,093,157	1,442,146

Operating loss	(34,484)	(24,237)	(131,409)	(100,761)

Interest and other income (expense), net	(10,701)	(6,358)	(21,104)	(16,919)
Other non-recurring income (expense), net	(3,454)	(4,603)	(3,454)	35,422 (2)

Loss before income taxes	(48,639)	(35,198)	(155,967)	(82,259)

Income tax benefit (provision)	(11,991)	1,492	(26,263)	(35,936)

Net loss	$(36,648)	$(36,690)	$(129,704)	$(46,323)

Net loss per common share - basic and diluted	$(0.18)	$(0.18)	$(0.64)	$(0.24)

Shares used in the calculation of net loss per common share – basic and diluted	203,281	198,545	201,424	194,974

(1)	Represents a net charge for estimated restructuring costs and charges associated with the impairment of assets
(2)	Includes a $64 million gain from the sale of 60% of our interest in SGI Japan in the twelve-month period ended June28, 2002.